UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 25, 2024

Reliance Global Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-40020	46-3390293
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701

(Address of principal executive offices)

(732) 380-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.086 par value per share	RELI	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)
Series A Warrants to purchase shares of Common Stock, par value $0.086 per share	RELIW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2024, Reliance Global Group, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Ezra Beyman to serve the Company’s Chief Executive Officer. Mr. Beyman has served as the Company’s Chief Executive Officer, and Chairman of the Company’s Board of Directors, since 2018. Under the Agreement, Mr. Beyman will receive a base salary of $425,000 and receive an equity award every year on the first day of the annual term (the “Annual Equity Award”). Pursuant to the terms of the Agreement, Mr. Beyman also is eligible for discretionary bonuses as determined by the Board of Directors.

Pursuant to the terms of the Agreement, the Annual Equity Award will be a number of shares of the Company’s common stock in an amount equal in value to 50% of his then-applicable base salary. The value of the common stock in the Annual Equity Award will be determined by the Company’s Compensation Committee of the Board, will be granted pursuant to the Company’s 2023 Equity Incentive Plan, or any renewal or replacement thereof (the “Plan”), and will be fully vested upon issuance. Any Annual Equity Award will only be deemed earned, due and payable pursuant to there being sufficient available share capacity (determined by the Compensation Committee) in the Plan.

The Agreement has an initial term of two years, and provides that the term will be automatically extended for another two-year term, unless either the Company or Mr. Beyman provides notice to the other of their desire to not so renew the initial term or renewal term (as applicable) at least 30 days prior to the expiration of then-current initial term or renewal term (as applicable). Mr. Beyman’s employment is “at will” meaning that either Mr. Beyman or the Company may terminate his employment at any time and for any reason, subject to the other provisions of the Agreement.

The Agreement may be terminated by the Company, either with or without “Cause” (as such term is defined in the Agreement), or by Mr. Beyman, either with or without “Good Reason” (as such term is defined in the Agreement). The effects of a termination are as set forth in the Agreement.

The Agreement contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by Mr. Beyman in connection with the performance of his duties under the Agreement (i.e., a “work-for-hire” provision).

The Agreement also contains a customary three-year non-solicitation provision.

The Agreement contains customary representations and warranties by Mr. Beyman, relating to the Agreement, and any securities of the Company that may be issued to Mr. Beyman, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

The Agreement is governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Florida. The Agreement provides that all disputes under the Agreement will be resolved by arbitration, but that in the event any legal proceedings are brought, the parties agree to bring such proceedings in New Jersey.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
10.1	Executive Employment Agreement, dated January 25, 2024, between the Company and Ezra Beyman.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliance Global Group, Inc.

Dated: January 31, 2024	By:	/s/ Joel Markovits
Joel Markovits
Chief Financial Officer